EISNERAMPER
ACCOUNTANTS & ADVISORS

EisnerAmper LLP
750 Third Avenue
New York, NY 10017-2703
T 212.949.8700
F 212.891.4100

www.eisneramper.com

April 26, 2017

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re: Siebert Financial Corp.

Gentlemen:

We have read Item 4.01 of Form 8-K to be filed on or about April 27, 2017 of Siebert Financial Corp. and are in agreement with the statements contained in the paragraph (a) of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

EisnerAmper LLP

EISNERAMPER LLP